UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 28, 2009

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

 25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2009, NovaDel Pharma Inc., a Delaware corporation (the “Company”) entered into a Lease Amendment (“Amendment No. 2”) with Macedo Business Park II, LLC, a New Jersey limited liability company, (“Macedo”), modifying certain terms to the existing lease agreement, dated as of March 19, 2003, relating to approximately 13,400 square feet of office and warehouse space located at Macedo Business Park, 25 Minneakoning Road, Raritan Township, New Jersey (the Company’s headquarters).

Under the terms of Amendment No. 2, the lease term is converted from a tenancy of years to a month-to-month tenancy commencing on July 1, 2009. In addition, the Company has the option to rent desired space at a monthly Basic Rent (including Common Area Costs and Taxes as defined in the existing lease), beginning on July 1, 2009 of $20,549.

In addition, the Company will immediately release to Macedo the cash currently held in escrow under the existing lease in the amount of $226,000.00 in order to satisfy the Company’s current rental payments through June 30, 2009. The Company has agreed to vacate the Tenant Space (as defined in the existing lease) not covered by Amendment No. 2 no later than July 1, 2009. Furthermore, pursuant to the terms of Amendment No. 2, either party may terminate the existing lease upon thirty (30) days written notice.

This summary description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers.

On April 28, 2009, Deni M. Zodda, Ph.D., Chief Business Officer, Interim Chief Financial Officer, Principal Financial Officer and Corporate Secretary of the Company, agreed with the Board of Directors of the Company that due to a reorganization of the executive team, his services as an executive officer of the Company will no longer be required effective April 30, 2009. Mr. Zodda has served as the Company’s Chief Business Officer since February 26, 2007 and as the Company’s Interim Chief Financial Officer, Principal Financial Officer and Corporate Secretary since April 1, 2009. There is no disagreement between Mr. Zodda and the Company on any matter relating to the Company’s operations, policies or practices.

In connection with his departure, Mr. Zodda and the Company entered into a Separation, Consulting and General Release Agreement (the “Agreement”). Under the terms of the Agreement, Mr. Zodda will provide the Company with certain consulting services, not to exceed thirty (30) hours in any calendar month, for a period of six (6) months, beginning on the date of execution of the Agreement and ending October 31, 2009 (the “Term”). Mr. Zodda shall receive a one-time fee of $137,500 for such services pursuant to the terms of the Agreement. In addition, options previously granted to Mr. Zodda which were vested and outstanding as of April 30, 2009 shall remain outstanding until April 30, 2010. The Agreement contains customary provisions concerning confidentiality and non-competition.

On April 28, 2009, the Board of Directors of the Company appointed Steven B. Ratoff, the Company’s current Chairman of the Board of Directors, Interim President and Chief Executive Officer, to serve as the Company’s Interim Chief Financial Officer, Principal Financial Officer and Corporate Secretary, effective April 30, 2009.

A copy of the Agreement is attached hereto as Exhibit 10.2.

Item 8.01	Other Events

As previously disclosed, the Company issued $4.0 million of secured convertible notes to ProQuest Investments II, L.P., and related entities (collectively, “ProQuest”), consisting of approximately $1.5 million of notes issued on May 30, 2008 (the “First Tranche Notes”) and $2.5 million of notes issued on October 17, 2008 (the “Second Tranche Notes”).

The Company paid ProQuest on April 29, 2009, $1,000,000 against the First Trance Notes. The remaining obligation on the First Tranche Notes is $475,000.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description

10.1 10.2

Amendment to Lease, dated as of April 28, 2009, by and between Macedo Business Park II, LLC, as Landlord, and NovaDel Pharma, Inc., as Tenant.

Separation, Consulting and General Release Agreement, effective as of April 30, 2009, by and between NovaDel Pharma Inc. and Deni M. Zodda.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Chairman, Interim President and Chief Executive Officer

May 1, 2009